                                                                     EXHIBIT 4.4

                                PREFERENCE STOCK
                               PURCHASE AGREEMENT


                                  by and among


                          DAY INTERNATIONAL GROUP, INC.


                                       and


                        QUANTUM INDUSTRIAL PARTNERS LDC,
                          SFM DOMESTIC INVESTMENTS LLC,
                               SGC PARTNERS I LLC,
                    GREENWICH STREET CAPITAL PARTNERS, L.P.,
                            TRV EMPLOYEES FUND, L.P.
                  GREENWICH STREET CAPITAL OFFSHORE FUND, LTD.,
                        THE TRAVELERS INSURANCE COMPANY,
                     THE TRAVELERS LIFE AND ANNUITY COMPANY,
               UNIONE ITALIANA (U.K.) REINSURANCE COMPANY LIMITED









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                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----

Section 1.    Issuance and Sale of the Preference Stock .....................1
      1.1.    The Purchase ..................................................1
      1.2.    The Use of Proceeds from the Purchase .........................1
      1.3.    The Closing ...................................................2
      1.4.    Actions at the Closing ........................................2
      1.5.    Deliveries at the Closing .....................................4

Section 2.    Representations and Warranties of the Corporation .............4
      2.1.    Organization and Good Standing; Power and Authority;
              Qualifications ................................................5
      2.2.    Authorization of the Documents ................................5
      2.4.    Authorization and Issuance of Capital Stock ...................7
      2.5.    Financial Statements ..........................................7
      2.6.    Absence of Undisclosed Liabilities ............................8
      2.7.    Absence of Changes ............................................8
      2.8.    No Conflict ...................................................8
      2.9.    Intellectual Property Matters .................................9
      2.10.   Corporate Minute Books ........................................9
      2.11.   Environmental Matters .........................................9
      2.12.   Employee Benefit Plans .......................................10
      2.13.   Litigation; Orders ...........................................12
      2.14.   Compliance with Laws; Permits ................................12
      2.15.   Offering Exemption ...........................................13
      2.16.   Taxes ........................................................13
      2.17.   Consents .....................................................14
      2.18.   Insurance ....................................................15
      2.19.   Brokers ......................................................15
      2.20.   Disclosure ...................................................15
      2.21.   Representations in Varn Acquisition Agreement ................15
      2.22.   Closing Actions ..............................................15

Section 3.    Representations and Warranties of Each Investor ..............16

Section 4.    Certain Covenants ............................................18
      4.1.    Access to Records ............................................18
      4.2.    Financial Reports ............................................18
      4.3.    Maintenance of Corporate Existence, Etc. .....................20
      4.4.    Compliance with Laws .........................................20

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      4.5.   Disclosure of Investment ........................................20
      4.6.   Compliance with the Certificate of Designation ..................20

Section 5.   Survival of Representations, Warranties, Agreements and
             Covenants, Etc. .................................................21

Section 6.   Expenses ........................................................21

Section 7.   Indemnification .................................................21
      7.1.   General Indemnification .........................................21
      7.2.   Indemnification Principles ......................................22
      7.3.   Claim Notice ....................................................23

Section 8.   Remedies ........................................................24

Section 9.   Further Assurances ..............................................24

Section 10.  Successors and Assigns ..........................................24

Section 11.  Entire Agreement ................................................24

Section 12.  Notices .........................................................25

Section 13.  Amendments; Enforcement .........................................27

Section 14.  Counterparts ....................................................27

Section 15.  Headings ........................................................27

Section 16.  Nouns and Pronouns ..............................................27

Section 17.  Governing Law ...................................................27

Section 18.  Severability ....................................................28



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Schedules

Schedule 1.4(b)            Pro Forma Capitalization
Schedule  2.1              Qualifications in Certain Jurisdictions
Schedule  2.3(a)/(b)       Equity Capitalization
Schedule  2.6              Liabilities
Schedule  2.7              Adverse Changes
Schedule  2.11             Environmental Matters
Schedule  2.12/(a)/(d)/(e) Employee Benefits Matters
Schedule  2.13             Litigation
Schedule  2.14             Compliance with Laws, Permits
Schedule  2.16(a)/(c)      Taxes
Schedule  2.17             Consents

A copy of the Schedules will be furnished supplementally to the SEC upon request.





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Exhibits

Exhibit A                     Varn Acquisition Agreement
Exhibit B                     Form of Stockholders Agreement
Exhibit C                     Form of Amendment to Certificate of Incorporation
Exhibit D                     Form of Certificate of Designation
Exhibit E                     Form of Corporation Secretary's Certificate
Exhibit F                     Form of Corporation Officer's Certificate
Exhibit G                     Form of Opinion of Counsel to the Corporation
Exhibit H                     Form of Warrant

A copy of the Exhibits will be furnished supplementally to the SEC upon request.

Annexes

Annex  I                        List of Investors

A copy of the Annex will be furnished supplementally to the SEC upon request.





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                             INDEX OF DEFINED TERMS

Term                                                                Section
----                                                                -------

1995 Indenture........................................................1.4(l)
1998 Indenture........................................................1.4(l)
AA Audited Financial Statements..........................................2.5
Armstrong Acquisition......................................................2
Armstrong Subsidiary.......................................................2
Benefit Plan.........................................................2.12(a)
By-Laws...............................................................1.4(e)
Certificate of Designation............................................1.4(d)
Certificate of Incorporation..........................................1.4(d)
Claim Notice.............................................................7.3
Class A Common Stock..............................................2.3(a)(ii)
Class B Common Stock..............................................2.3(a)(ii)
Closing..................................................................1.3
Closing Actions..........................................................1.4
Closing Date.............................................................1.3
Code.................................................................2.12(b)
Common Stock......................................................2.3(a)(ii)
Confidential Information................................................3(j)
Conversion Shares.....................................................2.3(b)
Corporation.........................................................Preamble
Credit Agreement......................................................1.4(l)
Day Entity(ies)............................................................2
Day International.....................................................1.4(l)
Debt Documents........................................................1.4(l)
Documents.............................................................1.4(a)
DT Audited Financial Statements..........................................2.5
Employee.............................................................2.12(a)
Employee Agreement...................................................2.12(a)
Environmental Laws......................................................2.11
ERISA................................................................2.12(a)
Existing Options..................................................2.3(a)(ii)
GAAP.....................................................................2.5
Graph Tech...............................................................1.2
Greenwich...........................................................Preamble
Hazardous Substances....................................................2.11
HMO..................................................................2.12(e)
Intellectual Property Rights.............................................2.9

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Investor Indemnitee......................................................7.1
Investor(s).........................................................Preamble
JVTEX....................................................................1.2
Law......................................................................2.8
Litigation..............................................................2.13
Losses...................................................................7.2
Management Options................................................2.3(a)(ii)
Material Adverse Effect..................................................2.7
Preference Stock....................................................Recitals
Purchase.................................................................1.1
Purchase Price...........................................................1.1
Real Property...........................................................2.11
Securities Act..........................................................2.15
Senior Certificate of Designation.....................................1.4(l)
Senior Preferred Stock.............................................2.3(a)(i)
Soros...............................................................Preamble
Stockholders' Agreement...............................................1.4(a)
Tax Return...........................................................2.16(d)
Tax(es)..............................................................2.16(d)
Unaudited Financial Statements...........................................2.5
Varn Acquisition.........................................................1.2
Varn Acquisition Agreement...............................................1.2
Varn Aegis...............................................................1.2
Varn Group Companies.....................................................1.2
Varn Holdings............................................................1.2
Varn Products Co.........................................................1.2
Varnco...................................................................1.2
Warrants..............................................................1.4(j)





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                         DAY INTERNATIONAL GROUP, INC.

                      PREFERENCE STOCK PURCHASE AGREEMENT

         AGREEMENT, dated as of October 19, 1999, by and among Day International Group, Inc., a corporation formed under the laws of the State of Delaware (the "Corporation"), Quantum Industrial Partners LDC, a Cayman Islands limited duration company and SFM Domestic Investments LLC, a Delaware limited liability company (collectively, "Soros"), and SGC Partners I LLC, Greenwich Street Capital Partners, L.P., TRV Employees Fund, L.P., Greenwich Street Capital Offshore Fund, Ltd., The Travelers Insurance Company, The Travelers Life and Annuity Company, and Unione Italiana (U.K.) Reinsurance Company Limited (collectively, "Greenwich," and together with Soros, the "Investors," each individually referred to as an "Investor").

                              W I T N E S S E T H:

         WHEREAS, the Corporation wishes to sell to the Investors and the Investors wish to purchase from the Corporation shares of newly issued 18% Convertible Cumulative Preference Stock, par value $.01 per share (the "Preference Stock"), the terms of which will be set forth in the Certificate of Designation; and a portion of the proceeds from such sale will be used to make an acquisition, as more particularly described herein.

         ACCORDINGLY, the parties hereto hereby agree as follows:

         Section 1. ISSUANCE AND SALE OF THE PREFERENCE STOCK.

         1.1. THE PURCHASE. At the Closing the Investors shall purchase from the Corporation, and the Corporation shall sell to the Investors (as set forth on Annex I hereto), an aggregate of 38,500 shares of the Preference Stock (the "Purchase") at a purchase price of $1,000 per share and an aggregate purchase price of $38,500,000 (the "Purchase Price").

         1.2. THE USE OF PROCEEDS FROM THE PURCHASE. The Corporation shall use the proceeds of the Purchase to finance the Armstrong Acquisition (as hereinafter defined) and the acquisition (the "Varn Acquisition") of Varnco Holdings Inc., a New Jersey corporation ("Varnco"), Varn Holdings PLC, a company incorporated under the laws of England ("Varn Holdings"), Varn Aegis Co. GmbH Hautschutzsysteme, a company incorporated under the laws of Germany ("Varn Aegis"), Varn Products Co., Inc., a Texas corporation ("Varn Products Co."), JV TEX Realty Corp., a Texas corporation ("JVTEX"), Graph Tech, Inc., an Ohio corporation ("Graph Tech," and collectively with Varnco, Varn Holding GmbH, Varn Aegis, Varn Products Co. and JVTEX, the "Varn

Group Companies") pursuant to the Stock Purchase Agreement (the "Varn Acquisition Agreement") among the Corporation and the stockholders of Varn Group Companies identified on the signature pages thereto, substantially in the form of Exhibit A hereto.

         1.3. THE CLOSING. The closing of the transactions contemplated by the Purchase (the "Closing") shall take place simultaneously with the execution and delivery of this Agreement at the offices of Simpson, Thacher & Bartlett, 425 Lexington Avenue, New York, New York 10017-3954, on October 19, 1999 or on such other date as the Corporation and the Investors may mutually determine (such date, the "Closing Date").

         1.4. ACTIONS AT THE CLOSING. Simultaneously with, or prior to, the execution and delivery of this Agreement, the following actions shall occur (the "Closing Actions"):

                  (a) A Stockholders' Agreement (as amended or supplemented from time to time, the "Stockholders' Agreement," and together with this Agreement (including the exhibits hereto), the Certificate of Designation and all certificates, instruments and documents delivered in connection herewith and therewith, collectively the "Documents" among the Corporation, the Investors and the stockholders listed on signature pages thereto, substantially in the form of Exhibit B hereto, shall be duly executed and delivered by the parties thereto.

                  (b) The pro forma capitalization of the Corporation as of June 30, 1999 (after giving effect to the issuance and sale of the Preference Stock) shall be as set forth on Schedule 1.4(b).

                  (c) Each domestic Day Entity shall deliver to the Investors long form certificates of good standing from the jurisdictions set forth on Schedule 2.1 under its name dated as of a date no earlier than five days prior to the Closing.

                  (d) The Corporation shall deliver to the Investors a copy of its amended certificate of incorporation (the "Certificate of Incorporation" certified by the Secretary of State of the State of Delaware, which Certificate of Incorporation shall have been duly amended by the filing of (i) the amendment to the Certificate of Incorporation, in the form of Exhibit C hereto, and (ii) the Certificate of Designation on the Preference Stock (the "Certificate of Designation" in the form of Exhibit D hereto.

                  (e) The Corporation shall deliver to the Investors a certified copy of its by-laws (the "By-Laws".

                  (f) The Corporation shall deliver to the Investors a certificate executed by its Secretary, substantially in the form of Exhibit E hereto, certifying (i) resolutions authorizing the transactions contemplated in the Documents and (ii) incumbency matters.

                  (g) The Corporation shall deliver to the Investor a certificate executed by its duly authorized officer certifying as to the matters set forth in Exhibit F hereto.

                  (h) The Investors shall receive from Debevoise & Plimpton, special counsel for the Corporation, an opinion addressed to the Investors, dated as of the Closing, satisfactory in form and substance to the Investors, which shall include the opinions set forth in Exhibit G hereto.

                  (i) Colin Raymond shall have been elected to the board of directors of the Corporation and shall hold such position as of the Closing Date.

                  (j) The Corporation shall have reserved for issuance 8,848.7 shares of Common Stock issuable upon (i) conversion of the Preference Stock under the circumstances provided in the Certificate of Designation and (ii) exercise of warrants (the "Warrants") in the form of Exhibit H hereto which will be issued when and as provided in the Certificate of Designation, under the circumstances described therein and in the Certificate of Designation.

                  (k) Each of the representations and warranties of the Corporation in this Agreement and in each of the other Documents shall be true and correct in all material respects when made and on or as of the Closing Date as if made on and as of the Closing Date (unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date).

                  (l) Each Day Entity shall have performed and complied with all agreements and conditions contained in this Agreement and each of the other Documents required to be performed or complied with by it prior to or at the Closing and, after giving effect to the issue and sale of the Preference Stock (and the application of the proceeds thereof as contemplated by Section 1.2), no default shall have occurred under the Documents and no default or event of default shall have occurred and be continuing under any of the following: (i) Amended and Restated Senior Secured Credit Agreement, dated as of the date hereof, among the Corporation, several banks and other financial institutions or entities from time to time parties thereto as lenders, Societe Generale, as administrative agent and SG-Cowen Securities Corporation as arranger (as amended or supplemented from time to time, the "Credit Agreement");
         (ii) Indenture, dated as of June 6, 1995, among the Corporation, Day International,


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

         Inc., a Delaware corporation ("Day International"), as guarantor, and American National Association, as trustee (as amended or supplemented from time to time, the "1995 Indenture"); (iii) Indenture, dated March 18, 1998, between the Corporation, Day International and The Bank of New York, as trustee (as amended or supplemented from time to time, the "1998 Indenture"; and (iv) Certificate of Designation for the Senior Preferred Stock (as amended or supplemented from time to time, the "Senior Certificate of Designation," and together with the Credit Agreement, the 1995 Indenture, the 1998 Indenture and the Exchange Debenture Indenture, dated as of March 18, 1998, between the Corporation, Day International and The Bank of New York, as trustee, as amended or supplemented from time to time, the "Debt Documents").

                  (m) All consents, authorizations and filings, if any, required in connection with the execution, delivery and performance by each Day Entity, of the Documents to which it is a party (including any consents under the Debt Documents) shall have been obtained or made and shall be in full force and effect, except for such consents, authorizations and filings the failure of which to obtain or make, individually or in the aggregate, could not reasonably be expected to, have a Material Adverse Effect.

                  (n) The Varn Acquisition shall have been consummated, or shall be consummated contemporaneously with the Closing, in accordance with the Varn Acquisition Agreement.

         1.5. DELIVERIES AT THE CLOSING. At the Closing, the Corporation shall deliver to each Investor a certificate or certificates representing the shares of Preference Stock purchased by such Investor, registered in the name of such Investor or its nominee, against receipt at the Closing by the Corporation from the Investors of the Purchase Price, which shall be paid by wire transfer to an account designated at least one business day prior to the Closing Date by the Corporation.

         Section 2. REPRESENTATIONS AND WARRANTIES OF THE CORPORATION. The Corporation hereby represents and warrants to the Investors as follows (each of the Corporation, direct and indirect subsidiaries of the Corporation (excluding those acquired in the Varn Acquisition and in the acquisition by the Corporation of certain assets and a subsidiary (the "Armstrong Subsidiary") of Armstrong World Industries, Inc., a Pennsylvania corporation, as set forth in the Purchase Agreement, dated as of July 29, 1999, among the Corporation, Armstrong World Industries, Inc. and Armstrong World Industries GmbH (the "Armstrong Acquisition")) and Day International, a "Day Entity" each and collectively, the "Day Entities"):



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

         2.1. ORGANIZATION AND GOOD STANDING; POWER AND AUTHORITY; QUALIFICATIONS. Each Day Entity (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) has all requisite corporate power and authority to own, lease and operate its properties, to carry on its business as presently conducted and as proposed to be conducted. The Corporation has all requisite corporate power and authority to enter into and carry out the transactions contemplated by the Documents. Except as set forth on Schedule 2.1, each Day Entity is qualified to transact business as a foreign corporation in, and is in good standing under the laws of, those jurisdictions listed on Schedule 2.1 under its name, which jurisdictions constitute all of the jurisdictions wherein the character of the property owned or leased or the nature of the activities conducted by it makes such qualification necessary, except where the failure to so qualify would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

         2.2. AUTHORIZATION OF THE DOCUMENTS. The execution, delivery and performance of each of the Documents has been duly authorized by all requisite corporate action on the part of the Corporation, and each of the Documents constitutes a legal, valid and binding obligation of the Corporation, enforceable against the Corporation in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally and equitable principles generally.

         2.3. CAPITALIZATION. (a) As of the date hereof, the capitalization of the Corporation consists of, and immediately prior to the Closing, will consist of:

                  (i) PREFERRED STOCK. (A) 105,000 shares of 12 1/4% Senior Exchangeable Preferred Stock, par value $.01 per share ("Senior Preferred Stock"), of which 41,944.216 shares are outstanding and (B) 500,000 shares of Cumulative Preference Stock, par value $.01 per share, to be designated prior to the Closing, of which no shares of Preference Stock will be issued and outstanding prior to the issuance of 38,500 shares of Preference Stock at the Closing.

                  (ii) COMMON STOCK. (A) 200,000 shares of Class A Voting Common Stock of the Corporation, par value $.01 per share ("Class A Common Stock"), of which (x) 19,520.5 shares of Class A Common Stock are outstanding, and all such shares have been validly issued and are fully paid and nonassessable, with no personal liability attaching to the ownership thereof, (y) 9,167.5 shares of Class A Common Stock have been duly reserved for issuance upon the exercise of certain options granted to persons as set forth on Schedule 2.3(a) which options have the exercise price as set forth on Schedule 2.3(a) ("Existing Options") and
         (z) 1,564 shares of Class A Common Stock have been duly reserved for issuance upon the exercise of certain options to be granted to certain employees, which options have not yet been granted ("Management Options"), and (B) 50,000 shares of Class B Nonvoting Common Stock of the Corporation, par value $.01 per share ("Class B Common Stock," and together with Class A Common Stock, "Common Stock"), of which (x) 3,777.5 shares of Class B Common Stock are outstanding, and all such shares have been validly issued and are fully paid and nonassessable, with no personal liability attaching to the ownership thereof, (y) 0 shares of Class B Common Stock have been duly reserved for issuance upon the exercise of Existing Options and
         (z) 0 shares of Class B Common Stock have been duly reserved for issuance upon the exercise of Management Options.

                  (b) Immediately after the Purchase, the capitalization of the Corporation will be as set forth in Section 2.3(a), with (i) 38,500 shares of Preference Stock outstanding; (ii) 41,944.216 shares of the Senior Preferred Stock outstanding; (iii) 19,520.5 shares of Class A Common Stock and 3,777.5 shares of Class B Common Stock outstanding;
         (iv) 10,657.5 shares of Class A Common Stock and 0 shares of Class B Common Stock reserved for issuance upon exercise of Existing Options and Management Options as set forth in Section 2.3(a)(ii); and (v) 7,348.7 shares of Class A Common Stock and 0 shares of Class B Common Stock reserved for issuance upon the conversion of the Preference Stock and Warrants (if and when issued) (the "Conversion Shares").

         Except as set forth above, there will be no equity securities of the Corporation outstanding immediately following the Closing. Schedule 2.3(a) contains a list of all outstanding warrants, options, agreements, convertible securities or other commitments pursuant to which the Corporation is or may become obligated to issue any shares of the capital stock or other securities of the Corporation, which names all persons entitled of record to receive such shares or other securities, the shares of capital stock or other securities required to be issued thereunder as of the date hereof and the price per share, if any, payable with respect to the issuance of any share of capital stock issuable thereunder. Except as set forth on Schedule 2.3(b) or as contemplated by the Documents there are, and immediately after the Closing, there will be, no rights, including preemptive or similar rights, to purchase or otherwise acquire shares or sell or otherwise transfer shares of the capital stock of the Corporation pursuant to any provision of law, the Certificate of Incorporation, the By-Laws, any agreement to which the Corporation is a party, and, except as set forth on Schedule 2.3(b) or as contemplated by the Documents, the Corporation is not a party to, and to the best knowledge of the Corporation, there are, and immediately after the Closing, there will be, no agreement, restriction or encumbrance (such as a right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement, stockholders' agreement, etc., whether or not the Corporation is a party thereto) with respect to the purchase, sale or voting of any shares of capital stock of the Corporation (whether outstanding or issuable upon conversion or exercise of outstanding securities). Except as set forth on Schedule 2.3(b) or as contemplated by the Documents or except for the right to vote its shares of Common Stock for the election of directors, no person has the right to nominate or elect one or more directors of the Corporation.

         2.4. AUTHORIZATION AND ISSUANCE OF CAPITAL STOCK. The authorization, issuance, sale and delivery of the Preference Stock pursuant to this Agreement and the authorization, reservation, issuance, sale and delivery of the Warrants and the Conversion Shares have been or will be duly authorized by all requisite corporate action on the part of the Corporation, and when and if issued, sold and delivered in accordance with this Agreement, the Preference Stock will be, and when issued and delivered in accordance with the Certificate of Designation, the Warrants and the Conversion Shares will be, validly issued and outstanding, fully paid and nonassessable with no personal liability attaching to the ownership thereof, free of any Encumbrances and not subject to preemptive or similar rights of the stockholders of the Corporation or others. The terms, designations, powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of Preference Stock are as stated in the Certificate of Designation and the Certificate of Incorporation.

         2.5. FINANCIAL STATEMENTS. The Corporation has furnished to the Investors (a) the audited consolidated balance sheet at December 31, 1998, and the related consolidated statements of income, retained earnings and cash flows for the fiscal year ended December 31, 1998 of the Day Entities (the "AA Audited Financial Statements") and an opinion of Arthur Andersen LLP to the Corporation to the effect that such consolidated financial statements present fairly, in all material respects, the financial position of the Day Entities at December 31, 1998, and the results of their operations and cash flows for the year then ended in conformity with generally accepted accounting principles as in effect from time to time in the United States of America ("GAAP"), consistently applied, which opinion contained no qualification; (b) the audited consolidated balance sheets at December 31, 1997 and the related consolidated statements of income, retained earnings and cash flows of the Day Entities (the "DT Audited Financial Statements"), together with the opinion of Deloitte & Touche LLP to the effect that such consolidated financial statements present fairly, in all material respects, the financial position of the Day Entities at December 31, 1997, and the results of their operations and cash flows for the years then ended in conformity with GAAP, consistently applied, which opinion contained no qualification; and (c) the unaudited consolidated balance sheets at March 31, 1999 and June 30, 1999, and the related consolidated statements of income, retained earnings and cash flows for the fiscal periods then ended of the Day Entities (the "Unaudited Financial Statements"). The AA Audited Financial Statements, the DT Audited Financial Statements and the Unaudited Financial Statements (i) are in accordance with the books and records of the Day Entities;
(ii) have been prepared in accordance with

GAAP consistently applied except, in the case of the Unaudited Financial Statements, as to year-end adjustments and the absence of footnotes; and (iii) fairly present in all material respects the financial position of the Day Entities at the fiscal periods referred to therein, and the results of their operations and their cash flows for the fiscal periods then ended in conformity with GAAP, consistently applied.

         2.6. ABSENCE OF UNDISCLOSED LIABILITIES. Except as disclosed on
Schedule 2.6, no Day Entity has any liabilities or obligations (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due) other than (a) liabilities or obligations reserved against or otherwise disclosed in the AA Audited Financial Statements and the Unaudited Financial Statements and (b) liabilities or obligations arising since June 30, 1999 which were incurred in the ordinary course of business consistent (in amount and kind) with past practice (none of which is a liability resulting from breach of contract, breach of warranty, tort, infringement claim or lawsuit) and which do not, individually or in the aggregate, exceed $100,000.

         2.7. ABSENCE OF CHANGES. Except as set forth on Schedule 2.7 and except for the Varn Acquisition, the Armstrong Acquisition and the execution and delivery of the Credit Agreement and the execution and delivery of the Documents and the transactions contemplated hereby and thereby, or referred to herein or therein, since June 30, 1999, each Day Entity has conducted its business in the ordinary course, consistent with past practice, and there has not been (a) any material adverse change having, or any event or condition which, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the business, properties, assets, condition (financial or other), prospects or results of operations of the Day Entities taken as a whole (a "Material Adverse Effect"), (b) any indebtedness incurred for borrowed money other than in the ordinary course of business or pursuant to any Debt Document,
(c) any amendment to or termination of any Debt Document, or (d) any agreement or commitment (contingent or otherwise) to do any of the foregoing.

         2.8. NO CONFLICT. The execution, delivery and performance by the Corporation of the Documents and the consummation by the Corporation of the transactions contemplated hereby and thereby, and the issuance, sale and delivery by the Corporation of the Preference Stock, and the issuance and delivery of the Warrants in accordance with the terms thereof and the Certificate of Designation and the Conversion Shares in accordance with the Certificate of Designation, by the Corporation will not (a) to the best knowledge of the Corporation, violate any provision of law, statute, rule or regulation, or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body ("Law") applicable to any of the Day Entities, or any of their properties or assets, (b) except as set forth on Schedule 2.17, conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute (with due notice or lapse of time, or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any Encumbrance upon any of the properties or assets of any of the Day Entities under, any Debt Document or (c) violate the Certificate of Incorporation or the By-Laws or a certificate of incorporation or by-laws of any of the Day Entities.

         2.9. INTELLECTUAL PROPERTY MATTERS. Each Day Entity owns or has the right to use, pursuant to license, sublicense, contract or permission, all of the Intellectual Property Rights used in the operation of the business of such Day Entity as currently conducted and as currently proposed to be conducted, except for those the failure to own or have such legal right to use would not reasonably be expected to have a Material Adverse Effect, and all such Intellectual Property Rights will be owned or available for use by such Day Entity on identical terms and conditions immediately subsequent to the Closing.

         "Intellectual Property Rights" means, (a) all patent rights and all right, title and interest in and to all letters patent and applications for letters patent, industrial models, industrial designs, petty patents, patents of importation, utility models, certificates of invention and other government issued or granted indicia of invention ownership including any reissue, division, continuation or continuation-in-part applications throughout the world; (b) all rights, title and interest in and to all trade secrets and trade secret rights arising under any Law (including common law); (c) all copyright rights, and all other author rights whether or not copyrightable; and all rights, title and interest in and to all copyrights, copyright registrations, certificates of copyright and copyrighted interests throughout the world; (d) all rights, title and interest in and to all know-how and show-how whether or not protectable by patent, copyright or trade secret law, or as a registered mask work; and (e) all trademarks, trade names and service marks, whether registered or arising under the common law or any other Law, and all registrations thereof and interests therein throughout the world.

         2.10. CORPORATE MINUTE BOOKS. The corporate records of each Day Entity are true and complete and accurately reflect all meetings of and resolutions of, or written consents by, the shareholders or board of directors (or committee thereof) of such Day Entity since the day of corporate organization. The Corporation has made available to the Investors true and correct copies of all minutes of meetings or other actions by the directors, stockholders or incorporators of each of the Day Entities since their respective inceptions.

         2.11. ENVIRONMENTAL MATTERS. Except as set forth on Schedule 2.11, the Day Entities are conducting, and have conducted, their business in material compliance with all applicable Environmental Laws. Hazardous Substances have not been transported or disposed of from any of the material real property presently owned or leased by it (the

"Real Property") in violation of, or in a manner or to a location which could give rise to liability under, applicable Environmental Law, nor have any Hazardous Substances been generated, treated, stored or disposed of at, on or under any of the Real Property in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law, except insofar as any such violation or liability referred to in this paragraph, or any aggregation thereof, would not reasonably be expected to result in a Material Adverse Effect. The Corporation has received no notice of any past or present conditions, events, circumstances, facts, activities, practices, incidents, actions, omissions, or plans that can reasonably be expected to form the basis of any claim, action, suit, proceeding, hearing, investigation, or inquiry against or involving any Day Entity allegedly or actually based on or related to any violation of any Environmental Law that would reasonably be expected to result in a Material Adverse Effect. For purposes of this Agreement, the term "Environmental Laws" shall mean any federal, state or local law, ordinance, rule or regulation, in effect and as amended as of the date of this Agreement, relating to human health, employee safety or the protection of the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. sec. 9601 ET SEQ., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. sec. 11001, ET SEQ., the Resource Conversation and Recovery Act, 42 U.S.C. sec. 6901 ET SEQ., and the Occupational Health and Safety Act 29 U.S.C. sec. 641 ET SEQ. For purposes of this Agreement, the term "Hazardous Substances" shall include all substances, products or materials (including, without limitation, asbestos-containing materials, petroleum or any by-products thereof) classified as hazardous or toxic under any applicable Environmental Laws.

         2.12. EMPLOYEE BENEFIT PLANS. (a) Schedule 2.12(a) hereto contains a true and complete list of (i) each plan, program, policy, payroll practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other material employee benefits of any kind, whether formal or informal, funded or unfunded, written or oral and whether or not legally binding, which is now or previously has been sponsored, maintained, contributed to or required to be contributed to by any Day Entity or pursuant to which any Day Entity has any liability, contingent or otherwise, including, but not limited to, any "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (each a "Benefit Plan"); (ii) each management, bonus, option, equity (or equity related), severance, non-compete, confidentiality or similar agreement or contract between the Corporation and any current, former or retired employee, officer, consultant, independent contractor, agent or director of any Day Entity (an "Employee"); and (iii) each employment or consulting agreement or contract between the Corporation and an Employee; PROVIDED, HOWEVER, that for scheduling purposes only, the only Employee Agreements required to be listed pursuant to clause (iii) shall be those Employee Agreements between the Corporation and an

Employee who earns annual compensation in excess of $100,000 (each agreement in clauses (ii) and (iii), an "Employee Agreement"). None of the Day Entities currently sponsors, maintains, contributes to, nor is required to contribute to, nor has any Day Entity during the preceding six years sponsored, maintained, contributed to or been required to contribute to, or incurred any liability to,
(i) any "defined benefit plan" (as defined in ERISA Section 3(35)); or (ii) any "multiemployer plan" (as defined in ERISA Section 3(37)). Except as set forth on
Schedule 2.12(a), none of the Day Entities has any plan or commitment, whether legally binding or not, (i) to establish any new Benefit Plan, or to modify or terminate any Benefit Plan or (ii) to enter into, modify or terminate any Employee Agreement with any Employee who earns more than $100,000 annually.

         (b) None of the Day Entities is (i) a member of a "controlled group of corporations," under "common control" or an "affiliated service group" within the meaning of Sections 414(b), (c) or (m) of the Internal Revenue Code, as amended (the "Code"), (ii) required to be aggregated under Section 414(o) of the Code, or (iii) under "common control," within the meaning of Section 4001(a)(14) of ERISA, or any regulations promulgated or proposed under any of the foregoing Sections, in each case with any other entity other than the remaining Day Entities.

         (c) The Corporation has made available to the Investors current, accurate and complete copies of all documents embodying or relating to each Benefit Plan and each Employee Agreement, including all amendments thereto, interpretations thereof, trust or funding agreements relating thereto (if any), the two most recent annual reports (Series 5500 and related schedules) required under ERISA (if any), the most recent determination letter received from the IRS (if any), the most recent summary plan description (with all material modifications) (if any), and all material communications to any Employee or Employees relating to any Benefit Plan or Employee Agreement required to be listed on Schedule 2.12(a).

         (d) Except as set forth on Schedule 2.12(d), each Benefit Plan has been established and maintained in accordance with its terms and in compliance in all material respects with all applicable, laws, statutes, orders, rules and regulations, including but not limited to ERISA and the Code, and each Benefit Plan intended to qualify under Section 401 of the Code is, and since its inception has been, so qualified.

         (e) No "prohibited transaction," within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any Benefit Plan. Except as set forth on Schedule 2.12(e), there are no actions, proceedings, suits or claims pending, or to the best knowledge of the Corporation, threatened or anticipated (other than routine claims for benefits) with respect to any Benefit Plan or Employee Agreement. No Employee has been hired by any of the Day Entities in violation of any restrictive covenant or any non-compete agreement with any other person. No liability under any Benefit Plan has been funded nor has any such obligation been satisfied with the purchase of a contract from an insurance company as to which the Corporation has received notice that such insurance company is insolvent or is in rehabilitation or any similar proceeding. No Benefit Plan is under audit or investigation by the IRS, the Department of Labor or the Pension Benefit Guarantee Corporation, and, to the knowledge of the Corporation, no such audit or investigation is pending or has been threatened. With respect to each Benefit Plan which is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA), all claims incurred by the Corporation are (i) insured pursuant to a contract of insurance whereby the insurance company bears any risk of loss with respect to such claims; (ii) covered under a contract with a health maintenance organization (an "HMO" ) pursuant to which the HMO bears the liability for claims, or (iii) reflected as a liability or accrued for on the AA Audited Financial Statements.

         (f) The execution of, and performance of the transactions contemplated in this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) (i) constitute an event under any Benefit Plan or Employee Agreement that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligations to fund benefits with respect to any Employee or (ii) result in the triggering or imposition of any restrictions or limitations on the right of any Day Entity to amend or terminate any Benefit Plan and receive the full amount of any excess assets remaining or resulting from such amendment or termination. No payment or benefit which will or may be made by any Day Entity or any of their respective affiliates with respect to any Employee may be characterized as an "excess parachute payment," within the meaning of Section 280G(b)(1) of the Code.

         2.13. LITIGATION; ORDERS. Except as set forth on Schedule 2.13, there is no civil, criminal or administrative action, suit, claim, notice, hearing, examination, inquiry, proceeding or investigation at law or in equity or by or before any court, arbitrator or similar panel, governmental instrumentality or other agency ("Litigation") now in progress or pending or, to the best knowledge of the Corporation, threatened against any Day Entity or the assets (including the Intellectual Property Rights) or the business of any Day Entity that could reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect.

         2.14. COMPLIANCE WITH LAWS; PERMITS. To the best knowledge of the Corporation, except as provided on Schedule 2.14, each Day Entity (a) has complied in all material respects with all material federal, state, local and foreign laws, rules, ordinances, codes, consents, authorizations, registrations, regulations, decrees, directives, judgments and orders applicable to it and its business and (b) has all federal, state, local and foreign governmental licenses, permits and qualifications material to and necessary in the conduct of its business as currently conducted, such licenses, permits and qualifications are in full force and effect, and no violations have been recorded in respect of any such licenses, permits and qualifications, and no proceeding is pending or, to the best knowledge of the Corporation, currently threatened to revoke or limit any such license, permit or qualification.

         2.15. OFFERING EXEMPTION. Assuming the accuracy of the representations and warranties made by the Investors in Section 3, the offer and sale of the Preference Stock as contemplated hereby, the issuance and delivery of the Warrants and the Conversion Shares to the Investors upon the conversion of the Preference Stock in accordance with the terms of the Certificate of Designation, and all prior issuances of securities of the Corporation are each exempt from registration under the Securities Act of 1933, as amended (the "Securities Act") and under applicable state securities and "blue sky" laws, as currently in effect. The Corporation has not offered any of its capital stock, or any other securities, for sale to, or solicited any offers to buy any of the foregoing from the Investors, or otherwise approached or negotiated with any other person in respect thereof, in such a manner as to require registration under the Securities Act.

         2.16. TAXES. (a) Except as set forth on Schedule 2.16(a): (i) each Day Entity has timely filed in accordance with all applicable laws (taking into account valid extensions) all material Tax Returns required to be filed by it, and all such Tax Returns are true, correct and complete in all material respects; (ii) each Day Entity has timely paid all Taxes shown as due and payable on such Tax Returns and all other material Taxes due and owing by it (whether or not shown on a Tax Return) on or prior to the date hereof, including, without limitation, any Taxes levied upon any of its properties, assets, income or franchises; (iii) all amounts required to be collected or withheld by each Day Entity have been collected or withheld and any such amounts that are required to be remitted to any taxing authority have been or will be duly and timely remitted by each Day Entity; (iv) no examination, investigation, audit, claim, assessment, deficiency or administrative or judicial proceeding is in progress, pending or currently proposed in writing, in each case with regard to any Taxes or Tax Returns of any Day Entity; (v) no taxing authority in a jurisdiction where a Day Entity or any shareholder of such Day Entity does not file Tax Returns has made a claim, assertion or threat that such non-filing entity or shareholder is or may be subject to taxation by such jurisdiction;
(vi) none of the Day Entities is a party to or bound by any Tax sharing or Tax allocation or similar agreement or arrangement; and (vii) all federal income Tax Returns of any Day Entity with respect to taxable periods through the year ended December 31, 1994 have been examined and closed or are Tax Returns with respect to which the applicable statute of limitations has expired without extension or waiver.

              (b) Appropriate accruals and reserves for Taxes have been established in accordance with GAAP on the balance sheets referenced in Section
2.5 for periods through the date of such balance sheets.

              (c) Except as set forth on Schedule 2.16(c) or as contemplated by
Section 4.12 of this Agreement, there are no rulings, request for rulings, closing agreements, adjustments pursuant to section 481(a) of the Code (or analogous provisions of state or local law), or dispositions of property being accounted for under the installment method pursuant to section 453 of the Code (or analogous provisions of state or local law) related to any Day Entity which could affect any Day Entity's liability for Taxes for any taxable period or portion thereof beginning on or after the Closing Date.

              (d) For purposes of this Agreement, "Tax" or "Taxes" means any taxes, assessment, duties, fees, levies, imposts, deductions, or withholdings including, without limitation, income, gross receipts, ad valorem, value added, excise, real or personal property, asset, sales, use, license, payroll, transaction, capital, net worth and franchise taxes, estimated taxes, withholding, employment, social security, workers compensation, utility, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes, or other governmental charges of any nature whatsoever, imposed by any taxing authority of any government or country or political subdivision of any country, and any liabilities with respect thereto, including any penalties, additions to tax, fines or interest thereon, and "Tax Return" means any report, return, statement, estimate, declaration, notice, form or other information required to be supplied to a taxing authority in connection with Taxes. For purposes of this Section 2.16, the term Day Entities shall include any corporation or similar entity of which any of the Day Entities is a successor by merger, liquidation or otherwise.

              (e) Based on the provisions of the Code and the Treasury regulations promulgated thereunder, and administrative and judicial interpretations of each, all as in effect as of the Closing Date, the Corporation does not intend to withhold any U.S. federal Tax on any payment to or on behalf of a holder or beneficial owner of shares of Preference Stock in connection with any redemption of such shares.

              2.17. CONSENTS. Subject to compliance with the Securities Act and any applicable state securities laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the filing of the amendment to the Corporation's Certificate of Incorporation and the Certificate of Designation with the Secretary of State of the State of Delaware, except as set forth on
Schedule 2.17, no permit, authorization, consent or approval of or by, or any notification of or filing with any person (governmental or private) is required in connection with the execution, delivery and performance by the Corporation of the Documents or any documentation relating thereto, the consummation by the Corporation of the transactions contemplated hereby or thereby, or the issuance, sale or delivery of the Preference Stock, the Warrants and the Conversion Shares.

              2.18. INSURANCE. All of the material assets of each Day Entity that are of insurable character are covered by insurance with reputable insurers against risks of liability, casualty and fire and other losses and liabilities customarily obtained to cover comparable businesses and assets in amounts, scope and coverage which are consistent with prudent industry practice.

              2.19. BROKERS. No Day Entity nor any of their respective officers, directors, employees or stockholders has employed any broker or finder in connection with the transactions with the Investors contemplated by this Agreement.

              2.20. DISCLOSURE. Neither this Agreement nor any certificate, instrument or written statement furnished or made to any of the Investors by or on behalf of any Day Entity pursuant to this Agreement for use in connection with the transactions contemplated by this Agreement, contains as of the Closing Date any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading in light of the circumstances in which such statements were made. The projections and PRO FORMA financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Corporation to be reasonable at the time made, it being recognized by each Investor that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

              2.21. REPRESENTATIONS IN VARN ACQUISITION AGREEMENT. To the best knowledge of the Corporation, all representations by or on behalf of the Varn Group Companies set forth in the Varn Acquisition Agreement are true and correct in all material respects; PROVIDED, HOWEVER, that Varn Products Co. GmbH is a party to a lease agreement for a site at Willich-Munchelde, Germany which was reflected as an operating lease in the financial statements of Varn Group Companies and should properly have been reflected as a capital lease obligation; the capital lease should have been reflected as a lien and encumbrance on
Schedule 4.7 of the Varn Acquisition Agreement and should also have been appropriately reflected on Schedules 4.8(a) (Owned Real Property) and 4.8(b) (Real Property Leases) of the Varn Acquisition Agreement.

              2.22. CLOSING ACTIONS. Subject to the execution and delivery of the Documents, the Closing Actions have been completed.

         Section 3. REPRESENTATIONS AND WARRANTIES OF EACH INVESTOR. Each Investor represents and warrants to the Corporation as of the date hereof as follows:

                  (a) Such Investor is acquiring the Preference Stock to be purchased by it under this Agreement for its own account, for investment and not with a view to the distribution thereof within the meaning of the Securities Act.

                  (b) Such Investor understands that (i) the Preference Stock have not been, and the Conversion Shares will not be, registered under the Securities Act or any state securities laws, by reason of their issuance by the Corporation in a transaction exempt from the registration requirements thereof and (ii) the Preference Stock and the Conversion Shares may not be sold unless such disposition is registered under the Securities Act and applicable state securities laws or is exempt from regulation thereunder.

                  (c) Such Investor has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Corporation so that it is capable of evaluating the merits and risks of its investment in the Corporation and has the capacity to protect its own interests. Such Investor must bear the economic risk of this investment indefinitely unless the Preference Stock is registered pursuant to the Securities Act or an exemption from registration is available. Such Investor also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow such Investor to transfer all or any portion of the Preference Stock under the circumstances, in the amounts or at the times such Investor might propose.

                  (d) Such Investor represents that, by reason of its, or its management's, business or financial experience, such Investor has the capacity to protect its interests in connection with the transactions contemplated in this Agreement.

                  (e) Such Investor further understands that the exemption from registration afforded by Rule 144 (the provisions of which are known to the Investor) promulgated under the Securities Act depends on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts.

                  (f) Such Investor has not employed any broker or finder in connection with the transactions contemplated by this Agreement.

                  (g) Such Investor is an "Accredited Investor" (as defined in Rule 501(a) under the Securities Act).

                  (h) Such Investor has had an opportunity to discuss the Corporation's business, management and financial affairs with directors, officers and management of the Corporation and has had the opportunity to review the Corporation's operations and facilities. Such Investor has also had the opportunity to ask questions of, and receive answers from, the Corporation and its management regarding the terms and conditions of this investment.

                  (i) Such Investor is duly organized and validly existing under the laws of the state of its organization and has all power and authority to enter into and perform the Documents. Each of the Documents has been duly authorized by all necessary action on the part of such Investor. Each of the Documents constitutes a valid and binding agreement of such Investor enforceable against such Investor in accordance with its terms except to the extent that enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally.

                  (j) For the purposes of this Section 3(j), "Confidential Information" means information delivered to any Investor by or on behalf of the Corporation, any Day Entity, the Armstrong Subsidiary or any Varn Group Company in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Investor as being confidential information of the Corporation, such Day Entity, the Armstrong Subsidiary or any Varn Group Company; PROVIDED that such term does not include information that (i) was publicly known or otherwise known to such Investor prior to the time of such disclosure, (ii) subsequently becomes publicly known through no act or omission by such Investor or any person acting on its behalf, (iii) otherwise becomes known to such Investor other than through disclosure by the Corporation, any Day Entity, the Armstrong Subsidiary or any Varn Group Company or (iv) constitutes financial statements delivered to such Investor under this Agreement that are otherwise publicly available. Each Investor will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Investor in good faith to protect confidential information of third parties delivered to such Investor; PROVIDED that each Investor may deliver or disclose Confidential Information to (A) its directors, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by the Preference Stock), (B) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 3(j), (C) any other holder of any Preference Stock, (D) any Person from which it offers to purchase any security of the Corporation (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 3(j)), (E) any federal or state regulatory authority having jurisdiction over it,
         (F) any nationally recognized rating agency that requires access to information about its investment portfolio, (G) any lender of such Investor or (H) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to it, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Investor is a party or (z) if a Board Triggering Event (as defined in the Certificate of Designation) has occurred and is continuing, to the extent such Investor may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of such Investor's rights and remedies under the Certificate of Designation or this Agreement. Each holder of Preference Stock, by its acceptance of such stock, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 3(j) as though it were a party to this Agreement. On reasonable request by the Corporation in connection with the delivery to any holder of a Preference Stock of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Corporation embodying the provisions of this Section 3(j).

                  (k) To the best knowledge of such Investor's management, such Investor is not a "fiduciary" as defined by Section 3(21) of ERISA and each Investor hereby represents and warrants that the execution and delivery of this Agreement is not being effected on behalf of a benefit plan investor within the meaning of 29 C.F.R., section 2510.3-101(f)(2), or on behalf of an employee benefit plan subject to
         Part 4 of Title I of ERISA, or a "plan" within the meaning of Section 4975(e)(1) of the Code (or any entity whose assets include assets of such a plan).

              Section 4. CERTAIN COVENANTS.

              4.1. ACCESS TO RECORDS. From and after the Closing, the Corporation shall afford to each Investor and its employees, counsel, accountants and other authorized representatives full access, during normal business hours, upon reasonable advance notice, with due regard to the Corporation's ongoing operations, to all of the books, records, accounts and properties of or relating to (including, without limitation, all work papers of the Corporation's accountants) the Corporation and to all officers and employees of the Corporation, for any reasonable purpose whatsoever.

              4.2. FINANCIAL REPORTS. From and after the Closing, the Corporation agrees to furnish to each Investor the following:

         (a) As soon as available, but in any event within 90 days after the end of each fiscal year of the Corporation, a copy of the audited consolidated balance sheet of the Corporation and its consolidated subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by Arthur Andersen LLP, Deloitte & Touche LLP or other independent certified public accountants of nationally recognized standing;

         (b) As soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Corporation, the unaudited consolidated balance sheet of the Corporation and its consolidated subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by the chief executive officer, president or chief financial officer of the Corporation as being fairly stated in all material respects (subject to normal year-end audit and other adjustments);

         (c) As soon as available, but in any event not later than 45 days after the end of each month occurring during each fiscal year of the Corporation (other than the third, sixth, ninth and twelfth such month), the unaudited consolidated balance sheets of the Corporation and its subsidiaries as at the end of such month and the related unaudited consolidated statements of income and of cash flows for such month and the portion of the fiscal year through the end of such month, setting forth in each case in comparative form the figures for the previous year, certified by the chief executive officer, president or chief financial officer of the Corporation as being fairly stated in all material respects (subject to normal year-end audit adjustments);

         (d) Promptly (but in any event within seven business days) after the discovery or receipt of notice by the Corporation of (i) any default under any Debt Document or (ii) any other event or circumstance which, individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect, a statement certified by the chief executive officer, president or chief financial officer of the Corporation specifying the nature and period of existence thereof and what actions the Corporation has taken and proposes to take with respect thereto; and

         (e) With reasonable promptness, such other information and financial data concerning the Corporation, to the extent available, as any of the Investors may reasonably request.

         4.3. MAINTENANCE OF CORPORATE EXISTENCE, ETC. At all times the Corporation shall, and shall cause each other Day Entity, the Armstrong Subsidiary and each Varn Group Company to, maintain in full force and effect its corporate existence, rights, governmental approvals and franchises and all licenses, permits and qualifications necessary or appropriate in the conduct of business as proposed to be conducted, except where failure to do so, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

         4.4. COMPLIANCE WITH LAWS. At all times the Corporation shall, and shall cause each other Day Entity, the Armstrong Subsidiary and each Varn Group Company to, comply with all applicable laws, rules, regulations and orders, noncompliance with which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

         4.5. DISCLOSURE OF INVESTMENT. From and after the date hereof, the Corporation agrees that it will not, (i) except as may be necessary or desirable
(x) in connection with a request by a governmental agency, regulatory or supervisory authority or court or as required by law and other than to affiliates of the Investors, and employees of the Investors or their affiliates, and potential investors in the Corporation or (y) in connection with a request by any lender to the Corporation, the Day Entities, the Armstrong Subsidiary or the Varn Group Companies, disclose the transactions contemplated by the Documents, or (ii) use in advertising or publicity the name of the other party hereto, or any partner or employee of such party hereto or any of its respective affiliates, or any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by the other party hereto or any of its respective affiliates, in either case without the prior written consent of such party, such consent not to be unreasonably withheld or delayed. In addition, the Corporation agrees that, prior to making any filing with the Securities and Exchange Commission or distributing any private offering materials which disclose the names of the Investors or the transactions contemplated by the Documents, it will furnish to the Investors and their counsel all such filings or such materials, which filings and materials will be subject to the reasonable review and reasonable comment of the Investors and their counsel, and no such filing shall be made or such materials shall be distributed if any Investor or the Investors' counsel reasonably objects in writing to such filings or such materials. From and after the date hereof, neither the Corporation nor any of its subsidiaries will represent, directly or indirectly, that any product or any service provided by, the Corporation or any of its subsidiaries has been approved or endorsed by any Investor without the prior written consent of the Investors.

         4.6. COMPLIANCE WITH THE CERTIFICATE OF DESIGNATION. From and after the Closing Date, the Corporation agrees that it shall, and shall cause each other Day Entity, the

Armstrong Subsidiary and each Varn Group Company to, comply with all covenants of the Corporation set forth in paragraph (l) of the Certificate of Designation, which paragraph (l) is hereby incorporated in this Agreement in its entirety, as if fully set forth herein; PROVIDED, HOWEVER, that the Investors' remedies for breach of this Section 4.6 shall be limited to an action for injunctive relief.

         Section 5. SURVIVAL OF REPRESENTATIONS, WARRANTIES, AGREEMENTS AND COVENANTS, ETC. All representations and warranties hereunder shall survive the Closing for a period of two years and shall in no way be affected by any knowledge possessed by, or investigation of the subject matter thereof made by or on behalf of, the Investors; PROVIDED, HOWEVER, that (i) the representations and warranties set forth in Sections 2.1, 2.2, 2.3 and 2.4 shall survive indefinitely, (ii) the representations made in Section 2.6, as they relate to Taxes, and in Section 2.16 (other than Section 2.16(e)), shall survive until 60 days after the expiration of the applicable statute of limitations (including extensions thereof) and (iii) the representation made in Section 2.16(e) shall survive for so long as any shares of Preference Stock remain outstanding. All statements contained in any Schedule to this Agreement or in any certificate or other instrument delivered by the Corporation pursuant to Section 1.4 shall constitute representations and warranties by the Corporation under this Agreement. All agreements contained herein shall survive indefinitely until, by their respective terms, they are no longer operative; PROVIDED, HOWEVER, that the rights of an Investor and the obligations of the Corporation to such Investor under Section 4 of this Agreement shall, unless otherwise specified therein, terminate at such time as such Investor and its Investor Affiliates do not beneficially own any shares of the capital stock of the Corporation.

         Section 6. EXPENSES. Whether or not the transactions contemplated hereby are consummated, the Corporation shall pay and shall reimburse to the Investors, promptly after receipt of the bill therefor, (a) all reasonable fees, expenses and disbursements of the Investors' special counsel in connection with the transactions contemplated by this Agreement; (b) all other reasonable expenses in connection with the transactions contemplated by this Agreement; (c) all reasonable costs and expenses incurred by the Investors relating to any future amendment or supplement to this Agreement or the other Documents, whether or not consummated; and (d) all costs and expenses incurred by the Investors relating to the enforcement of this Agreement and the other Documents and the transactions contemplated hereby and thereby, including reasonable printing and reproduction expenses, inspection expenses and consultants' fees, costs and expenses.

         Section 7. INDEMNIFICATION.

         7.1. GENERAL INDEMNIFICATION. The Corporation shall indemnify, defend and hold each Investor and each of their respective officers, directors, partners, managing directors, affiliates, employees, agents, consultants, representatives, successors and assigns (each an "Investor Indemnitee") harmless from and against all Losses incurred or suffered by an Investor Indemnitee (whether incurred or suffered directly or indirectly through ownership of Common Stock or Preference Stock) arising out of, relating to or resulting from (i) any breach of any of the representations or warranties made by the Corporation in this Agreement or in any certificate or other instrument delivered pursuant hereto including, without limitation, the Documents and (ii) any breach of any of the covenants or agreements made by the Corporation in this Agreement (other than Section 4.6) or in any certificate or other instrument delivered pursuant hereto including, without limitation, the Documents; PROVIDED, HOWEVER, that the Corporation's indemnification obligations hereunder shall not extend to any Losses to the extent arising out of, relating to or resulting from the gross negligence or willful misconduct of any Investor Indemnitee. The Investors shall indemnify, defend and hold the Corporation, its affiliates, and each of their respective officers, directors, employees, agents, consultants, representatives, successors and assigns harmless against all Losses arising from the breach of any of the covenants or agreements of the Investors in this Agreement or in any certificate or other instrument delivered pursuant hereto including, without limitation, the Documents; PROVIDED, HOWEVER, that the Investors' indemnification obligations hereunder shall not extend to any Losses to the extent arising out of, relating to or resulting from the gross negligence or willful misconduct of the Corporation.

         7.2. INDEMNIFICATION PRINCIPLES. For purposes of this Agreement, "Losses" shall mean each and all of the following items: claims, losses (including, without limitation, losses of earnings), liabilities, obligations, payments, damages (actual, punitive or consequential), charges, judgments, fines, penalties, amounts paid in settlement, costs and expenses (including, without limitation, interest which may be imposed in connection therewith, costs and expenses of investigation, actions, suits, proceedings, demands, assessments and fees, expenses and disbursements of counsel, consultants and other experts) actually incurred by the applicable indemnitee. Notwithstanding the foregoing sentence, in no event shall any Investor Indemnitee's claim for indemnification hereunder in respect of any loss of value of such Investor Indemnitee's Preference Stock exceed the amount by which the cash Redemption Price (as defined in the Certificate of Designation solely by reference to clauses (a) and
(b)(i) in the definition of the Base Redemption Amount) (including any applicable Early Redemption Premium (as defined in the Certificate of Designation)) which such Investor Indemnitee would have been entitled to receive if Preference Stock held by such Investor Indemnitee were redeemed on the date of calculation (including the Warrants component of the Base Redemption Amount (as defined in the Certificate of Designation), calculated as if it had been converted into cash in an amount equal to the Redemption Value (as defined in the Certificate of Designation) of the shares of Common Stock issuable upon exercise of the Warrants, less the applicable exercise price, but excluding any component of value of either the Warrants component of the Base Redemption Amount or the Warrants (when issued) based on any actual or alleged loss of value of the Common Stock) exceeds the fair market value of such Investor Indemnitee's Preference Stock. Any payment by the Corporation to any Investor Indemnitee pursuant to this Section 7 or Section 6 shall be treated for all income Tax purposes as an adjustment to the price paid by such Investor for the Preference Stock pursuant to this Agreement.

         7.3. CLAIM NOTICE. Any claim for indemnification pursuant to this
Section 7 must be made before the expiration of the survival periods set forth in Section 5 of this Agreement. No party shall be entitled to indemnification against a Loss arising from the breach of any representations or warranties of any other party unless the party seeking indemnification shall have given to the party from whom indemnification is being sought a claim notice relating to such Loss (a "Claim Notice") prior to expiration of the representation or warranty upon which the claim is based. The Claim Notice shall be given reasonably promptly (but, in the case of a third party claim against the indemnified party, within 15 days after the indemnified party has received written notification of such claim) after the party seeking indemnity becomes aware of the facts indicating that a claim for indemnification may be warranted. Each Claim Notice shall specify in reasonable detail (to the extent known) the nature of the claim, the applicable provision(s) of this Agreement or other instrument under which the claim for indemnity arises, and, if possible, the amount or the estimated amount thereof. The failure of any indemnified party to give a Claim Notice shall not relieve the indemnifying party of its obligations under this
Section 7, except to the extent that the indemnified party is actually materially prejudiced by failure to give such Claim Notice. The indemnifying party may, through counsel of its own choosing and reasonably satisfactory to the indemnified party, assume the defense thereof or other indemnification obligation with respect thereto; PROVIDED, HOWEVER, that (a) any indemnified party shall be entitled to participate in any such claim with counsel of its own choice but at its own expense and (b) any indemnified party shall be entitled to participate in any such claim with counsel of its own choice at the expense of the indemnifying party if representation of both parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct. In any event, if the indemnifying party fails to take reasonable steps necessary to defend diligently the action or proceeding within twenty days after receiving notice from such indemnified party that the indemnifying party believes it has failed to do so, the indemnified party may assume such defense or other indemnification obligation and the fees and expenses of its attorneys will be covered by the indemnity provided for in this Section 7. Notwithstanding anything in this Section 7 to the contrary, the indemnifying party shall not, without the written consent of the indemnified party, settle or compromise any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) or consent to the entry of any judgment (i) which does not, to the extent that an indemnified party has any liability with respect to such action or claim, include as an unconditional term thereof the delivery by the claimant or plaintiff to the indemnified party of a written release from all liability in respect of such action or claim, (ii) which includes any statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party, or (iii) in any manner that involves any injunctive relief against the indemnified party or may materially and adversely affect the indemnified party. Notwithstanding anything in this Section 7 to the contrary, the indemnified party may not compromise or settle any claim without the prior written consent of the indemnifying party (which consent shall not be unreasonably withheld or delayed), unless the sole relief granted is equitable relief for which the indemnifying party would have no liability or to which the indemnifying party would not be subject.

         Section 8. REMEDIES. In case any one or more of the covenants and/or agreements set forth in this Agreement shall have been breached by the Corporation, any Investor may proceed to protect and enforce its rights either by suit in equity and/or by action at law, including, but not limited to, an action for damages as a result of any such breach and/or an action for specific performance of any such covenant or agreement contained in this Agreement.

         Section 9. FURTHER ASSURANCES. At any time or from time to time after each Closing, the Corporation, on the one hand, and the Investors, on the other hand, agree to cooperate with each other, and at the request of the other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby relating to the Purchase and to otherwise carry out the intent of the parties hereunder.

         Section 10. SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the benefit of the Corporation and each of the Investors and the respective successors, assigns, heirs and personal representatives of the Corporation and each of the Investors. The Corporation acknowledges that, subject to compliance with applicable securities laws, the provisions of the Certificate of Designation and the Stockholders Agreement, any of the Investors may transfer, all or part of, the securities acquired by it hereunder and assign, all or part of, its rights and obligations under this Agreement.

         Section 11. ENTIRE AGREEMENT. This Agreement and the other writings expressly referred to herein which form a part hereof contain the entire agreement among the parties with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements or understandings with respect thereto.

         Section 12. NOTICES. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by telecopy (with a confirmatory copy sent by a different means within three business days of such notice), nationally recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by such party to the other parties:

         (i)      if to the Corporation, to:

                  Day International Group, Inc.
                  P.O. Box 338
                  333 West First Street
                  Dayton, OH  45401
                  Telecopy:  (937) 226-0052
                  Attention:  Dennis R. Wolters

                  with a copy to:

                  Debevoise & Plimpton.
                  875 Third Avenue
                  New York, NY  10022
                  Telecopy:  (212) 909-6836
                  Attention:  William B. Beekman, Esq.

                  and

                  Greenwich Street Capital Partners, Inc.
                  388 Greenwich Street
                  New York, New York  10033
                  Telecopy:  (212) 816-0166
                  Attention:  Christine K. Vanden Beukel

                  and

                  (ii)     if to the Investors, to:

                           Quantum Industrial Partners LDC
                           Kaya Flambyan 9
                           Curacao, Williamsted
                           Netherlands Antilles
                           Telecopy:  (599) 9-732-2410
                           Attention:  Quantum Group Administrator

                           SFM Domestic Investments LLC
                           888 7th Avenue, 33rd floor
                           New York, New York  10106
                           Telecopy:  (212) 315-1221
                           Attention:  Colin Raymond

                           and

                           Greenwich Street Capital Partners, Inc.
                           388 Greenwich Street
                           New York, New York  10033
                           Telecopy:  (212) 816-0166
                           Attention:  Christine K. Vanden Beukel

                           with copies to:

                           Fried, Frank, Harris, Shriver & Jacobson
                           One New York Plaza
                           New York, New York  10004
                           Telecopy:  (212) 859-8586
                           Attention:  Arthur S. Kaufman, Esq.

                           and

                           Soros Fund Management LLC
                           888 7th Avenue, 33rd floor
                           New York, New York  10106
                           Telecopy:  (212) 664-0544
                           Attention:  Michael C. Neus, Esq.

         All such notices, requests, consents and other communications shall be deemed to have been given when received.

         Section 13. AMENDMENTS; ENFORCEMENT. The terms and provisions of this Agreement may be modified or amended, or any of the provisions hereof waived, temporarily or permanently, pursuant to the written consent of the Corporation and a majority in interest of the Investors.

         Section 14. COUNTERPARTS. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

         Section 15. HEADINGS. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

         Section 16. NOUNS AND PRONOUNS. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice versa.

         Section 17. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of law. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the jurisdiction of the courts of the State of New York and of the United States of America, in each case located in the County of New York, for any Litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any Litigation relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in this Agreement, or such other address as may be given by one or more parties to the other parties in accordance with the notice provisions of Section 12, shall be effective service of process for any Litigation brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any Litigation arising out of this Agreement or the transactions contemplated hereby in the courts of the State of New York or the United States of America, in each case located in the County of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Litigation brought in any such court has been brought in an inconvenient forum.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         Section 18. SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid, but if any provision of this Agreement is held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not render invalid or unenforceable any other provision of this Agreement.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have duly executed this agreement as of the date first above written.


                      CORPORATION:

                         DAY INTERNATIONAL GROUP, INC.


                         By:
                             /s/ Dennis R. Walters
                             -----------------------------------
                             Name:  Dennis R. Walters
                             Title: President

                      INVESTORS:

                         QUANTUM INDUSTRIAL PARTNERS LDC


                         By:
                             /s/ Michael C. Neus
                             -----------------------------------
                             Name: Michael C. Neus
                             Title:  Attorney-in-Fact

                         SFM DOMESTIC INVESTMENTS LLC


                         By:
                             /s/ Michael C. Neus
                             -----------------------------------
                             Name: Michael C. Neus
                             Title:  Attorney-in-Fact


                         SGC PARTNERS I LLC


                         By:
                             /s/ Elan Schultz
                             -----------------------------------
                             Name: Elan Schultz
                             Title: Vice President

                            GREENWICH STREET CAPITAL
                                  PARTNERS L.P.



                            By: /s/ Eric Bomze
                               -----------------------------------
                               Name: Eric Bomze
                               Title: Vice President


                            TRV EMPLOYEES FUND, L.P.


                            By: /s/ Eric Bomze
                                -----------------------------------
                                Name: Eric Bomze
                                Title: Vice President

                            GREENWICH STREET CAPITAL OFFSHORE
                                FUND, LTD.


                            By: /s/ Eric Bomze
                                -----------------------------------
                                Name: Eric Bomze
                                Title: Vice President

                            THE TRAVELERS INSURANCE COMPANY


                            By: /s/ F. Denney Voss
                                -----------------------------------
                                Name: F. Denney Voss
                                Title:  Senior Vice President

                            THE TRAVELERS LIFE AND ANNUITY
                                COMPANY


                            By: /s/ F. Denney Voss
                                -----------------------------------
                                Name: F. Denney Voss
                                Title:  Senior Vice President

                             UNIONE ITALIANA (U.K.) REINSURANCE
                                 COMPANY LIMITED


                             By: /s/ Robert Hamwee
                                 -----------------------------------
                                 Name: Robert Hamwee
                                 Title:  Managing Director



                                    Annex I
                                    -------

                                   Investors
                                   ---------

                                                     Number of Shares of
             Investor                                 Preference Stock             Purchase Price, $
             --------                                -------------------           -----------------

Quantum Industrial Partners LDC                               24625                      24625000
SFM Domestic Investments LLC                                    375                        375000
SGC Partners I LLC                                             2248                       2248000
Greenwich Street Capital Partners L.P.                         4537.5                     4537500
TRV Employees Fund, L.P.                                       1083.6                     1083600
Greenwich Street Capital Offshore Fund, Ltd.                    281.5                      281500
The Travelers Insurance Company                                 234.1                      234100
The Travelers Life and Annuity Company                          115.3                      115300
Unione Italiana (U.K.) Reinsurance Company Limited             5000                       5000000


